Exhibit 99.1

               RADYNE REPORTS THIRD QUARTER SALES OF $32.1 MILLION

    PHOENIX, Oct. 23 /PRNewswire-FirstCall/ -- Radyne Corporation (Nasdaq:
RADN), today reported net sales for the third quarter of 2006 of $32.1 million compared to third quarter 2005 net sales of $32.1 million. During the quarter, net sales for the amplifier segment (Xicom Technology) rose to $15.6 million, an increase of 15% from third quarter 2005 sales of $13.6 million. Net sales for the satellite electronics and broadcast segment for the quarter were $16.5 million compared to $18.6 million for the third quarter of 2005.

    Net earnings for the third quarter of 2006 were $2.8 million, or $0.15 per diluted share compared to earnings of $2.9 million, or $0.16 per diluted share for the same quarter of 2005. Earnings from operations were $3.8 million during the third quarter of 2006 compared to $4.4 million for the third quarter of 2005. Third quarter 2006 includes equity compensation expense of $924,000 which had the effect of reducing earnings per diluted share by $0.03.

    Bookings during the quarter were $32.1 million, compared to bookings of $36.3 million in the third quarter of 2005. At the end of the third quarter of 2006, Radyne's backlog was $33.2 million compared to $34.0 million at the end of the third quarter of 2005.

    For the first nine months of 2006, sales rose 47% to $97.9 million compared to $66.5 million for the first nine months of 2005. Consolidated sales for the nine months of 2005 included eighteen weeks of Xicom amplifier sales. Earnings per diluted share for the first nine months of 2006 grew to $0.44 from $0.36 for the same period in 2005. During the first nine months of 2006, the Company recorded $1.5 million of expense related to its CEO succession which had the effect of reducing earnings per diluted share by $0.05.

    "Xicom had a record month of sales in September and is on pace for a record year," commented Myron Wagner, Radyne's CEO. "Our satellite electronics and broadcast segment results were impacted by the loss of one order and the deferral of two others into the fourth quarter. However, we remain optimistic that sales in this business will recover during our traditionally strong fourth quarter. Coupled with Xicom's strength, we continue to believe that the full year, 2006 will meet our expectations."

    For the first nine months of 2006, Radyne's cash balance increased 70% to $28.7 million compared to $16.9 million at the beginning of 2006. Consolidated Accounts Receivable increased to $22.1 million compared to $20.3 million at the beginning of 2006. Consolidated Inventory was $21.3 million compared to $18.1 million at the beginning of 2006.

    Radyne will be holding a conference call on Monday, October 23, 2006 at 4:30 p.m. EDT to discuss its third quarter 2006 financial results and operational highlights. The call is open to the public. The domestic dial in number is 1-866-700-7477 and the international dial in number is +1-617-213-8840. The conference will also be accessible via the Internet at www.radn.com and www.earnings.com.

    About Radyne Corporation

    Radyne Corporation designs, manufactures, sells, integrates and installs products, systems and software used for the transmission and reception of data and video over satellite, troposcatter, microwave and cable communication networks. The Company, through its Tiernan subsidiary, is a supplier of HDTV and SDTV encoding and transmission equipment. The Xicom Technology subsidiary is a producer of high power amplifiers for communications applications. Radyne is headquartered in Phoenix, Arizona, has manufacturing facilities in Phoenix, San Diego, and Santa Clara, and sales offices in Singapore, Beijing, Jakarta and the United Kingdom. The Company also has sales and/or service centers in Sao Paulo, Bangalore, Shanghai and Moscow. For more information, visit our web site at www.radn.com. Additional information on Xicom is available at www.xicomtech.com.

    Contact: Malcolm Persen, Chief Financial Officer, 602.437.9620

    Safe Harbor Paragraph for Forward-Looking Statements

    This press release includes statements that constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 (the "Reform Act") and Radyne Corporation claims the protection of the safe-harbor for forward-looking statements contained in the Reform Act. Forward-looking statements involve risks, uncertainties and other factors that may cause actual results, performance or achievements of Radyne Corporation and its subsidiaries to be materially different from those expressed or implied by such forward-looking statements. These forward-looking statements are often characterized by the terms "may," "believes," "projects," "expects," "intends" or "anticipates," and do not reflect historical facts. Specific forward-looking statements contained in this press release include expectations for future revenues, orders and backlog, cash flow and earnings per share and indications that the Company will benefit from strong market demand for its new products. There is no assurance that Xicom sales will continue to grow or that consolidated results for the year will meet expectations. We cannot guarantee that the Company will continue to generate cash and asset fluctuations may be seasonal in nature and not an indication of future results. There can be no assurance that the indicators that the Company relies on to gauge future business prospects, such as backlog and bookings, will accurately forecast future results.

    Factors that may affect forward-looking statements and the Company's business generally include but are not limited to the following: changes in demand for the Company's products, product mix, the timing of customer orders and deliveries, the impact of competitive products and pricing, constraints on supplies of critical raw materials, excess or shortage of production capacity, and other risks discussed from time to time in the Company's SEC filings and reports. In addition, such statements could be affected by general industry and market conditions and growth rates, and general domestic and international economic conditions.

    Forward-looking statements speak only as of the date the statement was made. Radyne Corporation does not undertake and specifically declines any obligation to update any forward-looking statements. In addition, the Company does not endorse any projections regarding future performance that may be made by third parties.

    Financial Statements follow.

                               Radyne Corporation
                      Condensed Consolidated Balance Sheets
                        (in thousands, except share data)

                                                 September 30,   December 31,
                                                     2006            2005
                                                 -------------   -------------
                    Assets
Current assets:
  Cash and cash equivalents                      $      28,724   $      16,928
  Accounts receivable - trade, net of
   allowance for doubtful accounts of
   $256 and $804, respectively                          22,088          20,337
  Inventories                                           21,287          18,057
  Deferred tax assets                                    2,961           3,010
  Income tax receivable                                    622              --
  Prepaid expenses and other assets                        443             864
    Total current assets                                76,125          59,196

Goodwill                                                29,950          30,333
Intangibles                                              5,852           6,706
Property and equipment, net                              3,811           4,098
Other assets                                               221             295
    Total Assets                                 $     115,959   $     100,628

     Liabilities and Stockholders' Equity
Current liabilities:
  Accounts payable                               $       4,123   $       5,054
  Accrued expenses                                       9,051           9,045
  Customer advance payments                              1,164           2,319
  Current portion of long-term debt                      1,000           1,000
  Income taxes payable                                      --             609
    Total current liabilities                           15,338          18,027

Long-term debt, less current portion                     3,000           3,750
Deferred tax liability                                     125             752
Deferred rent and other                                    201             459
    Total liabilities                                   18,664          22,988

Stockholders' equity:
  Common stock; $.001 par value - authorized,
   50,000,000 shares; issued and outstanding,
   18,276,381 shares and 17,334,467 shares,
   respectively                                             18              17
  Additional paid-in capital                            74,506          63,171
  Retained earnings                                     22,752          14,450
  Other comprehensive income                                19               2
    Total stockholders' equity                          97,295          77,640
    Total Liabilities and Stockholders' Equity   $     115,959   $     100,628

                               Radyne Corporation
                 Condensed Consolidated Statements of Operations
                      (in thousands, except per share data)
                                    Unaudited

                                  Three Months Ended                        Nine Months Ended
                                    September 30,                             September 30,
                       ---------------------------------------   ---------------------------------------
                                    % of                 % of                 % of                 % of
                          2006      Sales      2005      Sales      2006      Sales      2005      Sales
                       ----------   -----   ----------   -----   ----------   -----   ----------   -----
Net sales              $   32,073           $   32,146           $   97,899           $   66,468
Cost of sales              17,865               18,780               56,372               36,337
  Gross profit             14,208      44%      13,366      42%      41,527      42%      30,131      45%

Operating expenses:
  Selling, general
   and administrative       7,543                6,265               21,259               14,656
  Research and
   development              2,880                2,727                8,220                6,058
    Total operating
     expenses              10,423                8,992               29,479               20,714

Earnings from
 operations                 3,785      12%       4,374      14%      12,048      12%       9,417      14%

Other (income)
 expense:
  Interest expense             64                   87                  210                  166
  Interest and
   other income              (358)                 (57)                (952)                (545)

Earnings before
 income taxes               4,079                4,344               12,790                9,796
  Income tax expense        1,325                1,464                4,487                3,399
Net earnings           $    2,754       9%  $    2,880       9%  $    8,303       8%  $    6,397      10%

Earnings per share:
  Basic                $     0.15           $     0.17           $     0.46           $     0.38
  Diluted              $     0.15           $     0.16           $     0.44           $     0.36

Weighted average
 number of common
 shares outstanding:
  Basic                    18,238               16,995               17,938               16,734
  Diluted                  18,922               17,927               18,819               17,533

                               Radyne Corporation
                                Segment Reporting
                                    Unaudited

                      Three months ended September 30, 2005
                                 (in thousands)

                      Satellite electronics
                     and broadcast equipment   Amplifiers   Corporate    Total
                     -----------------------   ----------   ---------   --------
Net sales            $                18,591   $   13,555   $      --   $ 32,146
Operating income                       7,048          766      (3,440)     4,374
Depreciation and
 amortization        $                   228   $      617   $      --   $    845

                      Three months ended September 30, 2006
                                 (in thousands)

                      Satellite electronics
                     and broadcast equipment   Amplifiers   Corporate    Total
                     -----------------------   ----------   ---------   --------
Net sales            $                16,503   $   15,570   $      --   $ 32,073
Operating income                       6,632        1,541      (4,388)     3,785
Depreciation and
 amortization        $                   266   $      649   $      --   $    915

                      Nine months ended September 30, 2005
                                 (in thousands)

                      Satellite electronics
                     and broadcast equipment   Amplifiers   Corporate    Total
                     -----------------------   ----------   ---------   --------
Net sales            $                47,912   $   18,556   $      --   $ 66,468
Operating income                      18,100        1,058      (9,741)     9,417
Depreciation and
 amortization        $                   684   $      788   $      --   $  1,472
Total assets         $                33,654   $   58,204   $      --   $ 91,858

                      Nine months ended September 30, 2006
                                 (in thousands)

                      Satellite electronics
                     and broadcast equipment   Amplifiers   Corporate    Total
                     -----------------------   ----------   ---------   --------
Net sales            $                51,295   $   46,604   $      --   $ 97,899
Operating income                      19,616        4,694     (12,262)    12,048
Depreciation and
 amortization        $                   791   $    1,882   $      --   $  2,673
Total assets         $                54,942   $   61,017   $      --   $115,959

SOURCE  Radyne Corporation
    -0-                             10/23/2006
    /CONTACT: Malcolm Persen, Chief Financial Officer of Radyne Corporation, +1-602-437-9620/
    /Web site:  http://www.radn.com /